EXHIBIT 99.1

PRESS RELEASE

April 28, 2004

CRESCENT BANKING COMPANY

P.O. Box 668, 251 Hwy 515, Jasper, GA 30143, (678) 454-2265, (800) 872-7941, Fax (678) 454-2299

CRESCENT BANKING COMPANY

DECLARES QUARTERLY DIVIDEND AND

ANNOUNCES EARNINGS

Crescent Banking Company (the “Company”) is pleased to announce that its Board of Directors has authorized the payment of the Company’s thirty-first consecutive quarterly cash dividend. A quarterly dividend in the amount of $.08 per share is payable on May 31, 2004 to shareholders of record of the Company’s common stock as of May 14, 2004.

The Company’s net income for the quarter ended March 31, 2004 totaled $192,005, which represented net income on both a basic and a fully diluted basis of $0.08 per share. In comparison, the Company had net income for the quarter ended March 31, 2003 of $4.6 million, which represented net income per share on a basic and a fully diluted basis of $1.89 and $1.81, respectively.

In accordance with the terms of the sales agreement of the Company’s wholesale mortgage operations, the Company would have been paid 100% of the profits of the mortgage pipeline during the first 60 days of 2004, as well as 30% of the pre-tax income of the business for the 9 months following the 60 day period. However, at the time of the sale the pipeline was too small to be profitable and the sold operations experienced a loss for the first quarter 2004. We also incurred expenses following the closing of the sale in connection with discontinuing our former mortgage operations that resulted in an after tax loss of $169,824 for the first quarter of 2004.

The Company is pleased to report that its commercial banking operations continued to grow during 2004. Crescent Bank & Trust Company, the Company’s wholly-owned commercial banking subsidiary (the “Bank”), increased its loan portfolio by approximately 14% during the first quarter 2004 to a total of $313.1 million at March 31, 2004. The Bank had net income of $361,829 for the quarter ended March 31, 2004, compared to net income of $639,441 for the quarter ended March 31, 2003, which included securities gains of $215,406 not realized in the latest periods. The Bank’s net income in the first quarter was affected by costs totaling $154,000 associated with the startup of four new offices. The Bank opened its Midway office, located on Atlanta highway in Forsyth County on April 1, 2004 and opened a Commercial Lending Office in Canton, Georgia. In addition, the bank hired the staff for a loan production office in Adairsville, Georgia with an expected May 2004 opening. Lastly, the construction of the Westside Cartersville branch was begun in the first quarter with completion expected in July 2004. The Bank’s seven full service offices and two loan production offices are located in Bartow, Cherokee, Forsyth and Pickens Counties, Georgia.

Mr. J. Donald Boggus, the Company’s President and Chief Executive Officer stated: “While the mortgage loss and Bank expansion costs affected the first quarter earnings, the Company is pleased with its expansion plans of its community banking franchise.”

Crescent Banking Company is a bank holding company headquartered in Jasper, Georgia with total consolidated assets of approximately $392.8 million and consolidated shareholders’ equity of $51.9 million, or $20.95 per share, as of March 31, 2004. The Company had approximately 2.5 million shares of common stock outstanding at March 31, 2004. The Company’s common stock is listed on the Nasdaq SmallCap Market under the symbol “CSNT.”

Certain of the statements in this press release are “forward-looking statements” for purposes of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such forward-looking statements are based on information presently available to management and are subject to various risks and uncertainties, including, without limitation, those described in the Company’s annual report on Form 10-K for the year ended December 31, 2003 under “Special Cautionary Notice Regarding Forward Looking Statements” and otherwise in the Company’s SEC reports and filings. We do not undertake any obligation to update our forward-looking statements.